Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Mike Neese	Sara Matheu
(847) 232-5894	(847) 720-2392
Michael.Neese@usfoods.com	Sara.Matheu@usfoods.com

US Foods Reports Fourth Quarter and Fiscal Year 2023 Earnings
Net Sales Grew 4.5% to $35.6 Billion in Fiscal Year 2023, Driven by Strong Case Growth
Adjusted EBITDA Grew 19.0% to a Record $1.56 Billion in Fiscal Year 2023
Strong Cash Flow, Achieved Net Leverage Target, Repurchased Shares and Executed Accretive Tuck-in M&A
Announces Fiscal Year 2024 Guidance, Including Adjusted EBITDA of $1.69 to $1.74 Billion1

ROSEMONT, Ill. (BUSINESS WIRE) Feb. 15, 2024 – US Foods Holding Corp. (NYSE: USFD), one of the largest foodservice distributors in the United States, today announced results for the fourth quarter and full fiscal year 2023.

Fourth Quarter Fiscal 2023 Highlights
•Net sales increased 4.9% to $8.9 billion
•Total case volume increased 5.6%; independent restaurant case volume increased 7.3%
•Gross profit increased 9.4% to $1.6 billion
•Net income available to common shareholders was $147 million
•Adjusted EBITDA increased 10.9% to $388 million
•Diluted EPS increased 59.5% to $0.59; Adjusted Diluted EPS increased 16.4% to $0.64

Fiscal Year 2023 Highlights
•Net sales increased 4.5% to $35.6 billion
•Total case volume increased 4.4%; independent restaurant case volume increased 6.9%
•Gross profit increased 11.9% to $6.1 billion
•Net income available to common shareholders was $499 million
•Adjusted EBITDA increased 19.0% to $1.56 billion
•Diluted EPS increased 100.0% to $2.02; Adjusted Diluted EPS increased 22.9% to $2.63

“2023 was an exciting year at US Foods and marked my first full year with this strong company. Through execution of our strategy and long-range plan, we captured profitable market share and enhanced margins,” said Dave Flitman, CEO. “This resulted in record full-year 2023 Adjusted EBITDA of $1.56 billion, driven by strong case growth with our independent restaurant, healthcare and hospitality customers and the implementation of key operational initiatives. I believe our differentiated model and our sustainable competitive advantages will drive continued market outperformance and we are well-positioned to win in any macro environment. As we move into 2024, we will continue to execute our strategy and maintain our disciplined approach to capital deployment to drive long-term value creation for our shareholders. We have strong momentum entering this year, which is a reflection of the hard work and tireless commitment of our 30,000 dedicated associates.”

“I am proud of our associates’ ability to deliver solid financial results in the fourth quarter and record Adjusted EBITDA for 2023,” added Dirk Locascio, CFO. “We generated strong free cash flow, reduced our debt, invested organically and inorganically via two tuck-in acquisitions that expand our position in underserved markets and repurchased shares. Our debt reduction and Adjusted EBITDA growth resulted in net leverage reduction from 3.5x at the end of 2022 to 2.8x at the end of 2023, within our targeted range. I am confident that our 2023 financial performance and our healthy balance sheet will enable us to execute our capital allocation priorities in 2024.”

Fourth Quarter Fiscal 2023 Results
Net sales of $8.9 billion for the quarter increased 4.9% from the prior year, driven by case volume growth. Total case volume increased 5.6% from the prior year on a 7.3% increase in independent restaurant case volume, an 8.1% increase in healthcare volume, a 5.0% increase in hospitality volume and a 0.8% increase in chain volume.

Gross profit of $1.6 billion increased $136 million, or 9.4%, from the prior year, primarily as a result of an increase in total case volume, cost of goods sold optimization, optimized pricing and a favorable year-over-year LIFO adjustment. Gross profit as a percent of Net sales was 17.8%. Adjusted Gross profit was $1.5 billion, a 6.1% increase from the prior year. Adjusted Gross profit as a percent of Net sales was 17.3% and adjusted Gross profit per case continued at strong levels due to the aforementioned factors.

Operating expenses of $1.3 billion increased $54 million, or 4.3%, from the prior year. Operating expenses increased primarily due to increased total case volume and higher seller compensation costs, partially offset by lower distribution cost per case from cost savings initiatives including routing improvements and focused efforts positively impacting labor turnover and productivity as well as lower fuel costs. Operating expenses as a percent of Net sales were 14.7%. Adjusted Operating expenses for the quarter were $1.2 billion, an increase of $47 million, or 4.2% from the prior year, due to the aforementioned factors. Adjusted Operating expenses as a percent of Net sales were 13.0%.

Net income available to common shareholders was $147 million, an increase of $64 million compared to the prior year. Adjusted EBITDA was $388 million, an increase of $38 million, or 10.9%, compared to the prior year. Adjusted EBITDA margin was 4.3%, an increase of 23 basis points compared to the prior year. Diluted EPS was $0.59; Adjusted Diluted EPS was $0.64.

Fiscal Year 2023 Results
Net sales of $35.6 billion increased 4.5% from the prior year, driven by case volume growth. Total case volume increased 4.4% from the prior year on a 6.9% increase in independent restaurant case volume, a 7.2% increase in healthcare volume and an 8.9% increase in hospitality volume, offset by a 2.1% decrease in chain volume.

Gross profit of $6.1 billion increased $656 million, or 11.9%, from the prior year, primarily as a result of an increase in total case volume, cost of goods sold optimization, increased freight income from improved inbound logistics and optimized pricing. Gross profit as a percent of Net sales was 17.3%. Adjusted Gross profit was $6.1 billion, a 9.0% increase from the prior year. Adjusted Gross profit as a percent of Net sales was 17.3% and adjusted Gross profit per case was strong due to the aforementioned factors.

Operating expenses of $5.1 billion increased $233 million, or 4.8%, from the prior year. Operating expenses increased primarily due to increased total case volume and higher seller compensation costs, partially offset by lower distribution cost per case from cost savings initiatives including routing improvements and focused efforts positively impacting labor turnover and productivity as well as lower fuel costs. Operating expenses as a percent of Net sales were 14.4%. Adjusted Operating expenses were $4.6 billion, an increase of $243 million, or 5.6% from the prior year, due to the aforementioned factors. Adjusted Operating expenses as a percent of Net sales were 12.9%.

Net income available to common shareholders was $499 million, an increase of $271 million compared to the prior year. Adjusted EBITDA was $1.56 billion, an increase of $249 million, or 19.0% compared to the prior year. Adjusted EBITDA margin was 4.4%, an increase of 53 basis points compared to the prior year. Diluted EPS was $2.02; Adjusted Diluted EPS was $2.63.

Cash Flow and Debt
Cash flow provided by operating activities for fiscal 2023 was $1.14 billion, an increase of $375 million from the prior year due to earnings growth and strong working capital management. Cash capital expenditures for fiscal 2023 were $309 million, an increase of $44 million from the prior year, and related to investments in information technology, property and equipment, fleet replacement and maintenance of distribution facilities.

During the fourth quarter of fiscal 2023, the Company repurchased 1.6 million shares of common stock at an aggregate purchase price of $65 million and for the full fiscal year repurchased 7.4 million shares of common stock at an aggregate purchase price of $294 million. The Company has approximately $192 million in remaining funds authorized under its $500 million share repurchase program.

Net Debt at the end of fiscal year 2023 was $4.4 billion, a decrease of $238 million versus the end of fiscal 2022. The ratio of Net Debt to Adjusted EBITDA was 2.8x at the end of fiscal 2023, as compared to 3.5x at the end of fiscal 2022.

M&A Update
Subsequent to quarter-end, the Company has signed a definitive agreement to acquire IWC Food Service, a broadline distributor which serves the greater Nashville area. IWC has approximately 220 associates and $200 million in annual sales. Pending regulatory approval, the Company is targeting to close the transaction in the second quarter of 2024.

During the fourth quarter of fiscal 2023, the Company acquired Saladino's Foodservice, an independently owned broadline distributor based in central California for a purchase price of $56 million.

Outlook for Fiscal Year 20241
The Company is providing First Quarter 2024 guidance of:
•Adjusted EBITDA of $340 to $355 million

The Company is providing Fiscal Year 2024 guidance of:
•Net Sales of $37.5 to $38.5 billion
•Adjusted EBITDA of $1.69 to $1.74 billion
•Adjusted Diluted EPS of $3.00 to $3.20
1 The Company is not providing a reconciliation of certain forward-looking non-GAAP financial measures, including Adjusted EBITDA and Adjusted Diluted EPS, because the Company is unable to predict with reasonable certainty the financial impact of certain significant items, including restructuring costs and asset impairment charges, share-based compensation expenses, non-cash impacts of LIFO reserve adjustments, losses on extinguishments of debt, business transformation costs, other gains and losses, business acquisition and integration related costs and diluted earnings per share. These items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the guidance periods. For the same reasons, the Company is unable to address the significance of the unavailable information, which could be material to future results.

Conference Call and Webcast Information
US Foods will host a live webcast to discuss fourth quarter and fiscal year 2023 results on February 15, 2024 at 8 a.m. CST. The call can also be accessed live over the phone by dialing (877) 344-2001; the conference ID number is 2528845.

Presentation slides will be available shortly before the webcast begins. The webcast, slides, and a copy of this press release can be found in the Investor Relations section of our website at https://ir.usfoods.com.

About US Foods
With a promise to help its customers Make It, US Foods is one of America’s great food companies and a leading foodservice distributor, partnering with approximately 250,000 restaurants and foodservice operators to help their businesses succeed. With more than 70 broadline locations and approximately 90 cash and carry stores, US Foods and its 30,000 associates provides its customers with a broad and innovative food offering and a comprehensive suite of e-commerce, technology and business solutions. US Foods is headquartered in Rosemont, Ill. Visit www.usfoods.com to learn more.

Forward-Looking Statements
Statements in this press release which are not historical in nature, including those under the heading “Outlook for Fiscal Year 2024,” are “forward-looking statements” within the meaning of the federal securities laws. These statements often include words such as “believe,” “expect,” “project,” “anticipate,” “intend,” “plan,” “outlook,” “estimate,” “target,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecast,” “mission,” “strive,” “more,” “goal,” or similar expressions (although not all forward-looking statements may contain such words) and are based upon various assumptions and our experience in the industry, as well as historical trends, current conditions, and expected future developments. However, you should understand that these statements are not guarantees of performance or results and there are a number of risks, uncertainties and other important factors, many of which are beyond our control, that could cause our actual results to differ materially from those expressed in the forward-looking statements, including, among others: economic factors affecting consumer confidence and discretionary spending and reducing the consumption of food prepared away from home; cost inflation/deflation and commodity volatility; competition; reliance on third party suppliers and interruption of product supply or increases in product costs; changes in our relationships with customers and group purchasing organizations; our ability to increase or maintain the highest margin portions of our business; achievement of expected benefits from cost savings initiatives; increases in fuel costs; changes in consumer eating habits; cost and pricing structures; the impact of climate change or related legal, regulatory or market measures; impairment charges for goodwill, indefinite-lived intangible assets or other long-lived assets; the impact of governmental regulations; product recalls and product liability claims; our reputation in the industry; labor relations and increased labor costs and continued access to qualified and diverse labor; indebtedness and restrictions under agreements governing our indebtedness; interest rate increases; disruption of existing technologies and implementation of new technologies; cybersecurity incidents and other technology disruptions; risks associated with intellectual property, including potential infringement; effective consummation of pending acquisitions and effective integration of acquired businesses; potential costs associated with shareholder activism; changes in tax laws and regulations and resolution of tax disputes; certain provisions in our governing documents; health and safety risks to our associates and related losses; adverse judgments or settlements resulting from litigation; extreme weather conditions, natural disasters and other catastrophic events; and management of retirement benefits and pension obligations.

For a detailed discussion of these risks, uncertainties and other factors that could cause our actual results to differ materially from those anticipated or expressed in any forward-looking statements, see the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 30, 2023 filed with the Securities and Exchange Commission (“SEC”). Additional risks and uncertainties are discussed from time to time in current, quarterly and annual reports filed by the Company with the SEC, which are available on the SEC’s website at www.sec.gov. Additionally, we operate in a highly competitive and rapidly changing environment; new risks and uncertainties may emerge from time to time, and it is not possible to predict all risks nor identify all uncertainties. The forward-looking statements contained in this press release speak only as of the date of this press release and are based on information and estimates available to us at this time. We undertake no obligation to update or revise any forward-looking statements, except as may be required by law.

Non-GAAP Financial Measures
We report our financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). However, Adjusted Gross profit, Adjusted Operating expenses, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Net Debt, Adjusted Net income and Adjusted Diluted EPS are non-GAAP financial measures regarding our operational performance and liquidity. These non-GAAP financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP.

We use Adjusted Gross profit and Adjusted Operating expenses as supplemental measures to GAAP measures to focus on period-over-period changes in our business and believe this information is helpful to investors. Adjusted Gross profit is Gross profit adjusted to remove the impact of the LIFO inventory reserve adjustments. Adjusted Operating expenses are Operating expenses adjusted to exclude amounts that we do not consider part of our core operating results when assessing our performance.

We believe EBITDA, Adjusted EBITDA and Adjusted EBITDA margin provide meaningful supplemental information about our operating performance because they exclude amounts that we do not consider part of our core operating results when assessing our performance. EBITDA is Net income (loss), plus Interest expense-net, Income tax provision (benefit), and Depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for (1) Restructuring costs and asset impairment charges; (2) Share-based compensation expense; (3) the non-cash impact of LIFO reserve adjustments;

(4) loss on extinguishment of debt; (5) Business transformation costs; and (6) other gains, losses or costs as specified in the agreements governing our indebtedness. Adjusted EBITDA margin is Adjusted EBITDA divided by total net sales.

We use Net Debt as a supplemental measure to GAAP measures to review the liquidity of our operations. Net Debt is defined as total debt net of total Cash, cash equivalents and restricted cash remaining on the balance sheet as of the end of the most recent fiscal quarter. We believe that Net Debt is a useful financial metric to assess our ability to pursue business opportunities and investments. Net Debt is not a measure of our liquidity under GAAP and should not be considered as an alternative to Cash Flows Provided by Operations or Cash Flows Used in Financing Activities.

We believe that Adjusted Net income is a useful measure of operating performance for both management and investors because it excludes items that are not reflective of our core operating performance and provides an additional view of our operating performance including depreciation, interest expense, and Income taxes on a consistent basis from period to period. Adjusted Net income is Net income (loss) excluding such items as restructuring costs and asset impairment charges, Share-based compensation expense, the non-cash impacts of LIFO reserve adjustments, amortization expense, loss on extinguishment of debt, Business transformation costs and other items, and adjusted for the tax effect of the exclusions and discrete tax items. We believe that Adjusted Net income may be used by investors, analysts, and other interested parties to facilitate period-over-period comparisons and provides additional clarity as to how factors and trends impact our operating performance.
We use Adjusted Diluted Earnings per Share, which is calculated by adjusting the most directly comparable GAAP financial measure, Diluted Earnings per Share, by excluding the same items excluded in our calculation of Adjusted EBITDA to the extent that each such item was included in the applicable GAAP financial measure. We believe the presentation of Adjusted Diluted Earnings per Share is useful to investors because the measurement excludes amounts that we do not consider part of our core operating results when assessing our performance. We also believe that the presentation of Adjusted EBITDA, Adjusted EBITDA margin and Adjusted Diluted Earnings per Share is useful to investors because these metrics may be used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in our industry.

Management uses these non-GAAP financial measures (a) to evaluate our historical and prospective financial performance as well as our performance relative to our competitors as they assist in highlighting trends, (b) to set internal sales targets and spending budgets, (c) to measure operational profitability and the accuracy of forecasting, (d) to assess financial discipline over operational expenditures, and (e) as an important factor in determining variable compensation for management and employees. EBITDA and Adjusted EBITDA are also used in connection with certain covenants and restricted activities under the agreements governing our indebtedness. We also believe these and similar non-GAAP financial measures are frequently used by securities analysts, investors, and other interested parties to evaluate companies in our industry.

We caution readers that our definitions of Adjusted Gross profit, Adjusted Operating expenses, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Net Debt, Adjusted Net income and Adjusted Diluted EPS may not be calculated in the same manner as similar measures used by other companies. Definitions and reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures are included in the schedules attached to this press release.
Source: US Foods
###

US FOODS HOLDING CORP.
Consolidated Balance Sheets
(Unaudited)

($ in millions)	December 30, 2023	December 31, 2022

ASSETS
Current assets
Cash and cash equivalents	$269	$211
Accounts receivable, less allowances of $18 and $30	1,854	1,705
Vendor receivables, less allowances of $5 and $8	156	143
Inventories—net	1,600	1,616
Prepaid expenses	138	124
Assets held for sale	—	2
Other current assets	14	19
Total current assets	4,031	3,820
Property and equipment—net	2,280	2,171
Goodwill	5,697	5,625
Other intangibles—net	803	785
Other assets	376	372
Total assets	$13,187	$12,773

LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS' EQUITY
Current liabilities:
Cash overdraft liability	$220	$175
Accounts payable	2,051	1,855
Accrued expenses and other current liabilities	731	650
Current portion of long-term debt	110	116
Total current liabilities	3,112	2,796
Long-term debt	4,564	4,738
Deferred tax liabilities	293	298
Other long-term liabilities	469	446
Total liabilities	8,438	8,278
Mezzanine equity:
Series A convertible preferred stock	—	534
Shareholders' equity:
Common stock	3	2
Additional paid-in capital	3,663	3,036
Retained earnings	1,509	1,010
Accumulated other comprehensive loss	(115)	(73)
Treasury Stock	(311)	(14)
Total shareholders’ equity	4,749	3,961
Total liabilities, mezzanine equity and shareholders' equity	$13,187	$12,773

US FOODS HOLDING CORP.
Consolidated Statements of Operations
(Unaudited)

	For the quarter ended		For the year ended
($ in millions, except share and per share data)	December 30, 2023	December 31, 2022	December 30, 2023	December 31, 2022
Net sales	$8,936	$8,515	$35,597	$34,057
Cost of goods sold	7,346	7,061	29,449	28,565
Gross profit	1,590	1,454	6,148	5,492
Distribution, selling and administrative costs	1,298	1,246	5,117	4,886
Restructuring costs and asset impairment charges	14	12	14	12
Total operating expenses	1,312	1,258	5,131	4,898
Operating income	278	196	1,017	594
Other income—net	(2)	(6)	(6)	(22)
Interest expense—net	80	75	324	255
Loss on extinguishment of debt	—	—	21	—
Income before income taxes	200	127	678	361
Income tax provision	53	34	172	96
Net income	$147	$93	$506	$265

Net income	$147	$93	$506	$265
Series A convertible preferred stock dividends	—	(10)	(7)	(37)
Net income available to common shareholders	$147	$83	$499	$228

Net income per share
Basic	$0.60	$0.37	$2.09	$1.02
Diluted	$0.59	$0.37	$2.02	$1.01

Weighted-average common shares outstanding
Basic	245,663,206	224,887,647	239,253,961	224,102,656
Diluted	248,204,734	226,995,767	249,984,664	226,474,421

US FOODS HOLDING CORP.
Consolidated Statements of Cash Flows
(Unaudited)

	For the year ended
($ in millions)	December 30, 2023	December 31, 2022
Cash Flows From Operating Activities:
Net income	$506	$265
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	395	372
Gain on disposal of property and equipment—net	(6)	(5)
Tangible asset impairment charges	1	10
Loss on extinguishment of debt	21	—
Amortization of deferred financing costs	17	12
Deferred tax provision	9	17
Share-based compensation expense	56	45
Provision for doubtful accounts	24	6
Changes in operating assets and liabilities, net of business acquisitions:
Increase in receivables	(157)	(240)
Decrease in inventories	61	70
Increase in prepaid expenses and other assets	(67)	(24)
Increase in accounts payable and cash overdraft liability	200	193
Increase in accrued expenses and other liabilities	80	44
Net cash provided by operating activities	1,140	765
Cash Flows From Investing Activities:
Acquisition of businesses - net of cash received	(196)	—
Proceeds from sales of property and equipment	10	10
Purchases of property and equipment	(309)	(265)
Net cash used in investing activities	(495)	(255)
Cash Flows From Financing Activities:
Repurchase of Senior Note Debt	(1,000)	—
Issuance of new Senior Note Debt	1,000	—
Principal payments on debt repricing	(43)	—
Proceeds from debt repricing	43	—
Proceeds from debt borrowings	456	1,207
Principal payments on debt and financing leases	(766)	(1,620)
Dividends paid on Series A convertible preferred stock	(7)	(37)
Debt financing costs and fees	(11)	(4)
Repurchase of common stock	(294)	(14)
Proceeds from employee stock purchase plan	24	22
Proceeds from exercise of stock options	26	15
Purchase of interest rate caps	(3)	—
Tax withholding payments for net share-settled equity awards	(12)	(16)
Net cash used in financing activities	(587)	(447)
Net increase in cash and cash equivalents	58	63
Cash, cash equivalents and restricted cash—beginning of year	211	148
Cash, cash equivalents and restricted cash—end of year	$269	$211
Supplemental disclosures of cash flow information:
Conversion of Series A Convertible Preferred Stock	$534	$—
Interest paid—net of amounts capitalized	294	243
Income taxes paid—net	161	68
Property and equipment purchases included in accounts payable	39	36
Leased assets obtained in exchange for financing lease liabilities	125	207
Leased assets obtained in exchange for operating lease liabilities	67	41
Cashless exercise of stock options	2	1

US FOODS HOLDING CORP.
Non-GAAP Reconciliation
(Unaudited)

	For the quarter ended
	Consolidated US Foods
($ in millions, except share and per share data)	December 30, 2023	December 31, 2022	Change	%
Net income available to common shareholders (GAAP)	$147	$83	$64	77.1%
Series A Preferred Stock Dividends	—	(10)	10	(100.0)%
Net income (GAAP)	147	93	54	58.1%
Interest expense—net	80	75	5	6.7%
Income tax provision	53	34	19	55.9%
Depreciation expense	93	87	6	6.9%
Amortization expense	12	12	—	—%
EBITDA (Non-GAAP)	385	301	84	27.9%
Adjustments:
Restructuring costs and asset impairment charges (1)	12	12	—	—%
Share-based compensation expense (2)	13	11	2	18.2%
LIFO reserve adjustments (3)	(43)	4	(47)	NM
Business transformation costs (4)	12	11	1	9.1%
Business acquisition and integration related costs and other (5)	9	11	(2)	(18.2)%
Adjusted EBITDA (Non-GAAP)	388	350	38	10.9%
Depreciation expense	(93)	(87)	(6)	6.9%
Interest expense—net	(80)	(75)	(5)	6.7%
Income tax provision, as adjusted (6)	(55)	(50)	(5)	10.0%
Adjusted Net income (Non-GAAP)	$160	$138	$22	15.9%

Diluted EPS (GAAP)	$0.59	$0.37	$0.22	59.5%
Restructuring costs and asset impairment charges (1)	0.05	0.05	—	—%
Share-based compensation expense (2)	0.05	0.04	0.01	25.0%
LIFO reserve adjustments (3)	(0.17)	0.02	(0.19)	NM
Business transformation costs (4)	0.05	0.04	0.01	25.0%
Business acquisition and integration related costs and other (5)	0.04	0.04	—	—%
Income tax provision, as adjusted (6)	0.03	(0.01)	0.04	NM
Adjusted Diluted EPS (Non-GAAP)(7)	$0.64	$0.55	$0.09	16.4%

Weighted-average diluted shares outstanding (Non- GAAP) (8)	248,204,734	251,753,008

Gross profit (GAAP)	$1,590	$1,454	$136	9.4%
LIFO reserve adjustments (3)	(43)	4	(47)	NM
Adjusted Gross profit (Non-GAAP)	$1,547	$1,458	$89	6.1%

Operating expenses (GAAP)	$1,312	$1,258	$54	4.3%
Depreciation expense	(93)	(87)	(6)	6.9%
Amortization expense	(12)	(12)	—	—%
Restructuring costs and asset impairment charges (1)	(12)	(12)	—	—%
Share-based compensation expense (2)	(13)	(11)	(2)	18.2%
Business transformation costs (4)	(12)	(11)	(1)	9.1%
Business acquisition and integration related costs and other (5)	(9)	(11)	2	(18.2)%
Adjusted Operating expenses (Non-GAAP)	$1,161	$1,114	$47	4.2%
NM - Not Meaningful
(1)Consists primarily of non-CEO severance and related costs associated with organizational realignment and other impairment charges. For the quarter ended December 31, 2022, also consists of the write-off of old leases ROU asset and lease liability of $9 million associated with entering into new lease agreements for four distribution facilities.
(2)Share-based compensation expense for expected vesting of stock awards and employee stock purchase plan.
(3)Represents the impact of LIFO reserve adjustments.
(4)Transformational costs represent non-recurring expenses prior to formal launch of strategic projects with anticipated long-term benefits to the Company. These costs generally relate to third party consulting and non-capitalizable construction or technology. For the quarter ended December 30, 2023, business transformation costs related to projects associated with information technology infrastructure initiatives. For the quarter ended December 31, 2022, business transformation costs consist of new facility openings, supply chain strategy improvements, and information technology infrastructure initiatives.
(5)Includes: (i) aggregate acquisition and integration related costs of $9 million and $5 million for the quarter ended December 30, 2023 and December 31, 2022, respectively; (ii) other gains, losses or costs that we are permitted to addback for purposes of calculating Adjusted EBITDA under certain agreements governing our indebtedness.
(6)Represents our income tax provision adjusted for the tax effect of pre-tax items excluded from Adjusted Net Income and the removal of applicable discrete tax items. Applicable discrete tax items include changes in tax laws or rates, changes related to prior year unrecognized tax benefits, discrete changes in valuation allowances, and excess tax benefits associated with share-based compensation. The tax effect of pre-tax items excluded from Adjusted Net Income is computed using a statutory tax rate after taking into account the impact of permanent differences and valuation allowances.
(7)Adjusted Diluted EPS is calculated as Adjusted net income divided by weighted average diluted shares outstanding (Non-GAAP).
(8)For purposes of the Adjusted Diluted EPS calculation (Non-GAAP), when the Company has net income (GAAP), weighted average diluted shares outstanding (Non-GAAP) is used and assumes conversion of the Series A convertible preferred stock, and, when the Company has net loss (GAAP) and assumed conversion of the Series A convertible preferred stock would be antidilutive, weighted-average diluted shares outstanding (GAAP) is used.

US FOODS HOLDING CORP.
Non-GAAP Reconciliation
(Unaudited)

	For the year ended
	Consolidated US Foods
($ in millions, except share and per share data)	December 30, 2023	December 31, 2022	Change	%
Net income available to common shareholders (GAAP)	$499	$228	$271	118.9%
Series A Preferred Stock Dividends	(7)	(37)	30	(81.1)%
Net income (GAAP)	506	265	241	90.9%
Interest expense—net	324	255	69	27.1%
Income tax provision	172	96	76	79.2%
Depreciation expense	349	327	22	6.7%
Amortization expense	46	45	1	2.2%
EBITDA (Non-GAAP)	1,397	988	409	41.4%
Adjustments:
Restructuring costs and asset impairment charges (1)	14	12	2	16.7%
Share-based compensation expense (2)	56	45	11	24.4%
LIFO reserve adjustments (3)	(1)	147	(148)	(100.7)%
Loss on extinguishment of debt (4)	21	—	21	NM
Business transformation costs (5)	28	52	(24)	(46.2)%
Business acquisition and integration related costs and other (6)	44	66	(22)	(33.3)%
Adjusted EBITDA (Non-GAAP)	1,559	1,310	249	19.0%
Depreciation expense	(349)	(327)	(22)	6.7%
Interest expense—net	(324)	(255)	(69)	27.1%
Income tax provision, as adjusted (7)	(228)	(190)	(38)	20.0%
Adjusted Net income (Non-GAAP)	$658	$538	$120	22.3%

Diluted EPS (GAAP)	$2.02	$1.01	$1.01	100.0%
Restructuring costs and asset impairment charges (1)	0.06	0.05	0.01	20.0%
Share-based compensation expense (2)	0.22	0.18	0.04	22.2%
LIFO reserve adjustments (3)	—	0.59	(0.59)	(100.0)%
Loss on extinguishment of debt (4)	0.08	—	0.08	NM
Business transformation costs (5)	0.11	0.21	(0.10)	(47.6)%
Business acquisition and integration related costs and other (6)	0.18	0.26	(0.08)	(30.8)%
Income tax provision, as adjusted (7)	(0.04)	(0.16)	0.12	(75.0)%
Adjusted Diluted EPS (Non-GAAP) (8)	$2.63	$2.14	$0.49	22.9%

Weighted-average diluted shares outstanding (Non-GAAP) (9)	249,984,664	251,231,662

Gross profit (GAAP)	$6,148	$5,492	$656	11.9%
LIFO reserve adjustments (3)	(1)	147	(148)	(100.7)%
Adjusted Gross profit (Non-GAAP)	$6,147	$5,639	$508	9.0%

Operating expenses (GAAP)	$5,131	$4,898	$233	4.8%
Depreciation expense	(349)	(327)	(22)	6.7%
Amortization expense	(46)	(45)	(1)	2.2%
Restructuring costs and asset impairment charges (1)	(14)	(12)	(2)	16.7%
Share-based compensation expense (2)	(56)	(45)	(11)	24.4%
Business transformation costs (5)	(28)	(52)	24	(46.2)%
Business acquisition and integration related costs and other (6)	(44)	(66)	22	(33.3)%
Adjusted Operating expenses (Non-GAAP)	$4,594	$4,351	$243	5.6%

NM - Not Meaningful
(1)Consists primarily of non-CEO severance and related costs associated with organizational realignment and other impairment charges. For fiscal year 2022, also consists of the write-off of old leases ROU asset and lease liability of $9 million associated with entering into new lease agreements for four distribution facilities.
(2)Share-based compensation expense for expected vesting of stock awards and employee stock purchase plan.
(3)Represents the impact of LIFO reserve adjustments.
(4)Includes early redemption premium and the write-off of certain pre-existing debt issuance costs.
(5)Transformational costs represent non-recurring expenses prior to formal launch of strategic projects with anticipated long-term benefits to the Company. These costs generally relate to third party consulting and non-capitalizable construction or technology. For fiscal year 2023, business transformation costs related to projects associated with information technology infrastructure initiatives. For fiscal year 2022, business transformation costs consist of new facility openings, supply chain strategy improvements, and information technology infrastructure initiatives.

(6)Includes: (i) aggregate acquisition and integration related costs of $41 million and $22 million for fiscal years 2023 and 2022, respectively; (ii) CEO sign on bonus of $3 million for fiscal year 2023 (iii) contested proxy and related legal and consulting costs of $21 million for fiscal year 2022; (iv) CEO severance of $5 million for fiscal year 2022; (v) other gains, losses or costs that we are permitted to add back for purposes of calculating Adjusted EBITDA under certain agreements governing our indebtedness.
(7)Represents our income tax provision adjusted for the tax effect of pre-tax items excluded from Adjusted Net Income and the removal of applicable discrete tax items. Applicable discrete tax items include changes in tax laws or rates, changes related to prior year unrecognized tax benefits, discrete changes in valuation allowances, and excess tax benefits associated with share-based compensation. The tax effect of pre-tax items excluded from Adjusted Net Income is computed using a statutory tax rate after taking into account the impact of permanent differences and valuation allowances.
(8)Adjusted Diluted EPS is calculated as Adjusted net income divided by weighted average diluted shares outstanding (Non-GAAP).
(9)For purposes of the Adjusted Diluted EPS calculation (Non-GAAP), when the Company has net income (GAAP), weighted average diluted shares outstanding (non-GAAP) is used and assumes conversion of the Series A convertible preferred stock and, when the Company has net loss (GAAP) and assumed conversion of the Series A convertible preferred stock would be antidilutive, weighted-average diluted shares outstanding (GAAP) is used.

US FOODS HOLDING CORP.
Non-GAAP Reconciliation
Net Debt and Net Leverage Ratios

($ in millions, except ratios)	December 30, 2023	December 31, 2022
Total Debt (GAAP)	$4,674	$4,854
Cash, cash equivalents and restricted cash	(269)	(211)
Net Debt (Non-GAAP)	$4,405	$4,643
Adjusted EBITDA (1)	$1,559	$1,310
Net Leverage Ratio (2)	2.8	3.5

(1) Trailing Twelve Months (TTM) Adjusted EBITDA
(2) Net Debt/TTM Adjusted EBITDA